UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.              )

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MACK-CALI REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On June 4, 2020, the management team of Mack-Cali Realty Corporation (the “Company”) disseminated the following letter by electronic mail transmission to certain institutional investors of the Company.

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To: [Investor email address]

Subject: Mack-Cali (CLI) follow-up – Bow Street proxy contest

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Dear [Investor],

On behalf our Board and management team, I am reaching out to thank you for taking the time to speak with us ahead of our Annual Meeting on June 10th. I also wanted to offer our team’s availability for a follow up conversation if there are any outstanding questions you’d like to discuss. Management, the Board, and each of our five new independent director nominees are available to speak with you. Your vote is critical to the future of Mack-Cali. This year’s vote is a decision between a Board that is composed of independent directors focused on maximizing value for all shareholders or a Board controlled by Bow Street. Bow Street is a less than 5% holder who has previously bid for the Company and has not committed to excluding themselves from a future transaction.

I also wanted to reach out since several investors have asked about the possibility of voting for a mix of candidates nominated by the Board and Bow Street. The Board and management team want to ensure that investors are able to cast a vote that reflects the specific board composition they would like going forward. If you would like to discuss the process for doing so, please contact our proxy solicitor, Mackenzie Partners at operations@mackenziepartners.com. Please let me know if it would be helpful for me to connect you to the team at MacKenzie.

Given recent events, we are holding our Annual Meeting virtually this year and welcome your attendance. We are encouraging all shareholders to submit their votes ahead of the Annual Meeting. However, if you wish, there will be an opportunity for you to submit your vote during the meeting.

Thank you again for your time and consideration.

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